                                       EXHIBIT 12. RATIO OF EARNINGS TO FIXED CHARGES

(in thousands of dollars)
                                           For the Nine
                                           Months ended                      For the years ended June 30,
                                           March, 31 2000       1999         1998         1997         1996         1995

Pretax income from continuing operations         $149,422    $ 197,719    $ 231,138    $ 171,941    $ 123,721     $ 55,768

Distribution of earnings from
unconsolidated affiliates                               -          840          602        1,509          690          738

Fixed charges                                      41,152       57,744       64,881       65,827       69,543       69,819
                                          ---------------------------------------------------------------------------------

Earnings                                         $190,574    $ 256,303    $ 296,621    $ 239,277    $ 193,954    $ 126,325
                                          =================================================================================


Interest                                          $40,474     $ 56,837     $ 63,974     $ 64,886     $ 68,754     $ 69,585


Amortization of premiums and other                    678          907          907          941          789          234
                                          ---------------------------------------------------------------------------------

Fixed Charges                                 $    41,152     $ 57,744     $ 64,881     $ 65,827     $ 69,543     $ 69,819
                                          =================================================================================

Ratio of Earnings to Fixed Charges                   4.63         4.44         4.57         3.63         2.79         1.81
